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Jon W. Clark

Chief Financial Officer

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Emily Pai

Investor Relations

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Gramercy Capital Corp. Reports Third Quarter 2012 Financial Results

Third Quarter Highlights

❑	For the quarter, the Company generated funds from operations, or FFO, of $1.3 million for the third quarter of 2012, an increase of $19.9 million from FFO of negative $(18.6) million generated in the prior quarter. On a fully diluted per common share basis, FFO was $0.03 for the third quarter of 2012 as compared to FFO of negative $(0.37) in the prior quarter. For the quarter, net loss to common stockholders was $(4.7) million, or $(0.09) per diluted common share, as compared to the net loss of $(21.5) million, or $(0.42) per diluted common share, for the prior quarter. The increase in FFO for the quarter was primarily attributable to the reversal of $16.4 million of provisions for loan losses in the Gramercy Finance segment and a $2.1 million reduction in provision for taxes which were partially offset by a $5.4 million litigation reserve related to the Gramercy Finance segment.

❑	Held an investor call on September 28, 2012 to present the operational review of the Company’s existing assets and operations and to highlight the Company’s implementation of its new investment strategy of investing in net lease office and industrial properties.

❑	Announced the acquisition of a 115-property office portfolio, or the Bank of America Portfolio, from an affiliate of KBS Real Estate Investment Trust, Inc., or KBS, in a joint venture with an affiliate of Garrison Investment Group, for a purchase price of $470.0 million in cash plus the issuance of six million shares of the Company’s common stock, valued at $15.0 million at the execution date of the purchase agreement. The acquisition is expected to close at the end of November 2012.

❑	Entered into a contract to acquire two Class A industrial properties located near Indianapolis, Indiana totaling approximately 540,000 square feet for a purchase price of approximately $27.2 million.

❑	Entered into a letter of intent to buy a portfolio of industrial buildings totaling approximately 1,000,000 square feet. The initial cap rate is expected to be in excess of 8.5%. However, there is no assurance that the transaction will be consummated on the terms described or at all.

❑	Engaged Wells Fargo Securities LLC to assist in the potential sale of CDO management contracts, CDO securities and CDO equity.

❑	Invested $19.0 million in the origination of the KBS mezzanine loan which KBS will pay off with the proceeds of the Bank of America Portfolio acquisition. The KBS mezzanine loan accounted for the decrease in unrestricted corporate cash of $175.2 million at quarter end, as compared to approximately $192.6 million reported in the prior quarter. In addition, as of September 30, 2012, the Company holds an aggregate of $45.4 million of par value Class A-1, A-2 and B securities previously issued by the Company’s collateralized debt obligations, or CDOs, that are available for re-issuance. The fair value of the repurchased CDO bonds was approximately $36.2 million and the amount owed from the CDOs to the Company for servicing advances is approximately $10.2 million as of September 30, 2012.

1

Summary

NEW YORK, N.Y. – November 8, 2012 – Gramercy Capital Corp. (NYSE: GKK) today reported FFO of $1.3 million, or $0.03 per diluted common share, and net loss available to common stockholders of $(4.7) million, or $(0.09) per diluted common share for the quarter ended September 30, 2012. The Company generated total revenues of $29.5 million during the third quarter, an increase of $0.6 million from $28.9 million generated during the prior quarter. At September 30, 2012, the Company owned approximately $919.0 million of loan investments, $891.7 million of commercial mortgage–backed real estate securities, or CMBS, $175.2 million of unrestricted cash, $85.7 million of commercial real estate and $164.7 million in other assets. As of September 30, 2012, approximately 41.1% of the Company’s assets were comprised of debt investments, 39.9% of CMBS, 7.8% of unrestricted cash, 3.8% of commercial real estate and 7.4% of other assets.

The Company’s businesses are organized into two business segments supported by a corporate balance sheet with a strong liquidity position and no recourse debt obligations.

The Company’s commercial real estate finance business, which operates under the name Gramercy Finance, currently manages approximately $1.8 billion of whole loans, bridge loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS, and other real estate related securities which are financed primarily through three non-recourse CDOs. The Company has announced that it is pursuing the sale of this business line in order to focus on the business of net lease investment, to increase its liquidity and capital availability and to decrease its cost structure.

The Company’s property management and investment business, which operates under the name Gramercy Realty, currently manages approximately $1.9 billion of commercial properties leased primarily to regulated financial institutions and affiliated users throughout the United States for KBS.

2

A summary of the Company’s financial position and operations by business segment and on a consolidated basis as of and for the three months ended September 30, 2012 is as follows:

	Corporate	Finance Segment	Realty Segment	Interco Eliminations	Consolidated
Total real estate investments, net	$-	$38,255	$28,606	$-	$66,861
Cash and cash equivalents	173,644	-	1,573	-	175,217
Loans and other lending investments and commercial mortgage-backed securities	-	1,837,841	-	(27,226)	1,810,615
Repurchased collateralized debt obligation bonds	45,367	-	-	(45,367)	-
Other assets	-	175,966	7,737	(83)	183,620
Total assets	$219,011	$2,052,062	$37,916	$(72,676)	$2,236,313

Collateralized debt obligations	$-	$2,333,973	$27,226	$(72,593)	$2,288,606
Derivative instruments	-	183,742	-	-	183,742
Dividends payable	28,647	-	-	-	28,647
Other liabilities	-	23,004	5,535	(83)	28,456
Total liabilities	28,647	2,540,719	32,761	(72,676)	2,529,451

Total equity (deficit)	190,364	(488,657)	5,155	-	(293,138)
Total liabilities and equity (deficit)	$219,011	$2,052,062	$37,916	$(72,676)	$2,236,313

Revenues:
Net interest income	$-	$15,948	$-	$-	$15,948
Net rental revenues	-	789	953	-	1,742
Management fees	-	-	8,833	-	8,833
Other revenue (1)	-	2,962	8	-	2,970
Total revenues	-	19,699	9,794	-	29,493

Expenses:
Property operating expenses	-	7,305	6,338	-	13,643
Impairment and loan losses	-	(1,000)	-	-	(1,000)
Management, general and administrative	17,106	-	-	-	17,106
Depreciation	-	150	187	-	337
Total expenses	17,106	6,455	6,525	-	30,086

Loss from continuing operations before provision for taxes	$(17,106)	$13,244	$3,269	$-	$(593)

(1) Includes equity in net income from joint venture.

The Company’s GAAP book value per common share is negative $(7.25) per share, or $(379.3) million at September 30, 2012. Of the negative book value, approximately negative $(488.7) million, or $(9.27) per common share, is attributable to the Company’s commercial real estate finance business, substantially all of which is financed by the Company’s CDOs. While the assets and liabilities in the CDOs are consolidated on the Company’s books for GAAP purposes, the Company’s exposure to loss is limited to its investment in each CDO. The negative book value of the commercial real estate finance business is primarily attributable to impairments and mark-to-market adjustments made to the loan and CMBS investments financed in the CDOs in excess of the Company’s equity investment in each CDO. Due to the non-recourse nature of the CDOs, ultimately, any loss in excess of the CDO liabilities outstanding will not be realized by the Company.

New Business Strategy

Following a strategic review process which was completed in the second quarter of 2012, the Company’s Board of Directors concluded that the most attractive alternative available to the Company is to remain independent and to focus on building value by deploying the Company's capital into income-producing net leased real estate focused on office and industrial properties. On July 1, 2012, Gordon F. DuGan became the Company’s Chief Executive Officer to lead the new business effort. An operational review of the Company's existing assets commenced with the goal of reducing the current cost structure, further strengthening the balance sheet and determining which legacy assets and operations complement the new investment strategy. On September 28, 2012, the Company held an investor call presenting the findings of the operational review and highlighting the new go-forward business strategy for the Company. Presentation materials for the September 28, 2012 investor presentation can be found on the Company’s website (www.gkk.com) in the investor relations section under “Supplemental Reports”. The Company underlined its main operational goal, which is to develop recurring cash flows from the investment of the Company’s cash into a portfolio of net lease investments, which are expected to be primarily office and industrial properties, simplifying and streamlining the business, reducing management, general and administrative costs, managing liquidity for investment and ultimately growing the equity base of the Company.

3

Commencing with the Bank of America Portfolio, which is expected to close at the end of November 2012 and is more fully described below, investments initially will be funded from existing financial resources. Subject to market conditions, the Company expects to seek to raise additional debt and/or equity capital to support further growth.

The Company also announced a plan to potentially market for sale its CDO Management contracts, CDO securities and CDO equity, in whole, part or in joint venture, and has engaged Wells Fargo Securities LLC to assist in the process. The Company is pursuing a sale of the business line as a means to: 1) focus the business on net lease investments; 2) increase its liquidity and capital availability; and 3) decrease its cost structure.

Bank of America Portfolio Acquisition

In August, the Company formed a joint venture with an affiliate of Garrison Investment Group, to acquire a 115-property office portfolio, or the Bank of America Portfolio, from KBS, for $485.0 million ($87 per SF) including $470.0 million in cash consideration and the issuance of six million shares of the Company’s common stock, valued at $15.0 million at the execution date of the purchase agreement. The purchase price reflects an 8.5% cap rate. The portfolio was previously part of the Company’s Gramercy Realty division, beneficial ownership of which was transferred to KBS pursuant to a collateral transfer and settlement agreement dated September 1, 2011. The portfolio totals approximately 5.6 million rentable square feet with a total portfolio occupancy of 88%. Approximately 81% of the portfolio is leased to Bank of America, N.A., under an 11-year master lease. The Company’s asset strategy for this portfolio acquisition is to sell non-core, multi-tenant assets and retain a core net-lease portfolio of high quality assets in primary and strong secondary markets, primarily leased to Bank of America. The purchase agreement with KBS allowed the joint venture to market for sale non-core assets prior to the closing of the portfolio acquisition. Currently, under contracts for sale to third parties are a 1,000,000 square foot multi-tenant property in Chicago, IL and a 400,000 square foot multi-tenant property in Charlotte, NC, both of which the Company believes are expected to close simultaneously with the portfolio acquisition. The joint venture is expected to finance the acquisition of the portfolio with a non-recourse first mortgage loan of up to $200.0 million provided by a large institutional lender. The loan will be secured primarily by the core portfolio of assets expected to be retained by the joint venture. In addition to the Company’s share of income from the portfolio pursuant to the joint venture agreement, the Company will receive an asset management fee for the portfolio management as well as a performance based fee for management of the portfolio. Assuming the execution of the asset sales and financing, the Company expects to have approximately $75.0 million of equity invested into the joint venture, comprised of approximately $60.0 million in cash and $15.0 million in shares of the Company’s common stock.

4

Simultaneously with the execution of the purchase agreement for the Bank of America Portfolio, one of our affiliates and an affiliate of Garrison Investment Group, funded 50% as co-lenders, an approximately $39.0 million mezzanine loan to certain affiliates of KBS and is guaranteed by KBS. The mezzanine loan had a 1% origination fee, bears interest at 10% per annum and has a stated maturity of April 1, 2013. The loan is deemed matured upon the joint venture’s completion of the purchase of the Bank of America portfolio, and any outstanding loan balance will be applied as a credit against the purchase price at closing. As of September 30, 2012, the Company’s portion of the mezzanine loan had an outstanding balance of $19.3 million. In October 2012, at the request of the borrower, the $6.0 million was applied in reduction of the principal balance of the loan.

We have also agreed that, effective upon the acquisition of the Bank of America Portfolio by the joint venture, the base management fee paid by KBS to our affiliate to manage the former Gramercy Realty portfolio will be reduced from $12.0 million to $9.0 million per year. Approximately $1.0 million of fee revenues are expected to be generated from the joint venture, offsetting in part, the decline in fee revenue from the management agreement with KBS.

Indianapolis Industrial Acquisition

The Company has executed a $27.1 million ($50 per SF) purchase and sale agreement to acquire two recently constructed Class A industrial properties totaling 539,588 square feet located in the Indianapolis metropolitan area. The portfolio is 100% leased to three credit tenants with a 10.2-year weighted average lease term.

The acquisition represents an 8.4% cap rate (GAAP basis). The transaction is subject to the Company’s due diligence and other closing conditions, and is expected to close in the fourth quarter of 2012.

Industrial Portfolio Sale-Leaseback

The Company entered into a letter of intent to buy a portfolio of industrial buildings totaling approximately 1,000,000 square feet. The initial cap rate is expected to be in excess of 8.5%. However, there is no assurance that the transaction will be consummated on the terms described or at all.

5

Corporate

As of September 30, 2012, the Company maintained $175.2 million of unrestricted cash as compared to approximately $192.6 million reported as of June 30, 2012. In addition, as of September 30, 2012, the Company held an aggregate of $41.4 million of par value Class A-1, A-2 and B CDO securities previously issued by the Company’s CDOs that were available for re-issuance. The aggregate fair value of the repurchased CDO bonds was $32.9 million as of September 30, 2012.

A substantial portion of the Company’s cash flow has been historically generated by distributions from its CDOs within the Gramercy Finance segment. The Company's CDOs contain minimum interest coverage and asset overcollateralization covenants that must be satisfied for the Company to receive cash flow on the interests in its CDOs retained by the Company and to receive the subordinate collateral management fees. During periods when these covenants are not satisfied for a particular CDO, cash flows from that CDO that would otherwise be paid to the Company as a subordinate bondholder, holder of the preferred shares and in respect of the subordinate collateral management fee are diverted from the Company to repay principal and interest on the senior-most outstanding CDO bonds. The Company’s 2005 CDO failed its overcollateralization test in October 2012, the most recent distribution date, and previously failed it overcollateralization tests at the July 2012, October 2011, April 2011 and January 2011 distribution dates. The Company’s 2006 CDO failed its overcollateralization test at the October 2012 distribution date. The Company’s 2007 CDO failed its overcollateralization test beginning with the November 2009 distribution date. It is unlikely that the Company’s 2005, 2006 and 2007 CDO’s overcollateralization tests will be satisfied in the foreseeable future. During periods when the overcollateralization tests for the Company’s CDOs are not met, cash flows that the Company would otherwise receive are significantly curtailed. The following chart summarizes the CDO compliance tests as of the most recent distribution dates (October 25, 2012 for the Company’s 2005 and 2006 CDOs and August 15, 2012 for the Company’s 2007 CDO):

Cash Flow Triggers	CDO 2005-1	CDO 2006-1	CDO 2007-1
Overcollateralization (1)
Current	104.44%	95.17%	81.55%
Limit	117.85%	105.15%	102.05%
Compliance margin	-13.41%	-9.98%	-20.50%
Pass/Fail	Fail	Fail	Fail
Interest Coverage (2)
Current	369.49%	479.91%	N/A
Limit	132.85%	105.15%	N/A
Compliance margin	236.64%	374.76%	N/A
Pass/Fail	Pass	Pass	N/A

(1)

The overcollateralization ratio divides the total principal balance of all collateral in the CDO by the total bonds outstanding for the classes senior to those retained by the Company. To the extent an asset is considered a defaulted security, the asset’s principal balance is multiplied by the asset’s recovery rate which is determined by the rating agencies. For a defaulted security with a CUSIP that is actively traded, the lower of market value or the product of the security’s principal balance multiplied by the asset’s recovery rate, as determined by the rating agencies, is used for the overcollateralization ratio.

(2)	The interest coverage ratio divides interest income by interest expense for the classes senior to those retained by the Company.

6

Cash flows generated from the Company’s CDOs with respect to its ownership of non-investment grade bonds, preferred equity and collateral management agreements for the 2011 and year to date 2012 are summarized as follows:

	Collateral Manager Fees and CDO Distributions
	CDO 2005-1		CDO 2006-1		CDO 2007-1
	Fees	Distributions	Fees	Distributions	Fees		Distributions	Total
Total 2011	$1,676	$5,477	$4,452	$29,528	$711		$-	$41,844
1Q 2012	$2,399	$3,495	$1,027	$9,160	$172		$-	$16,253
2Q 2012	3,134	1,907	965	6,311	169		-	12,486
3Q 2012	332	-	933	8,238	169		-	9,672
4Q 2012	300	-	380	-	165	(1)		845
Total 2012	$6,165	$5,402	$3,305	$23,709	$675		$-	$39,256

(1) Estimated. Distribution date for CDO 2007-1 is November 15, 2012

Interest expense includes costs related to $2.3 billion of non-recourse long-term notes issued by the three CDOs that are consolidated on the Company’s balance sheet. Interest expense was $19.7 million for the three months ended September 30, 2012, compared to $20.2 million for the three months ended June 30, 2012.

Management, general and administrative expenses were $17.1 million for the three months ended September 30, 2012, as compared to $11.9 million in the prior quarter. The increase in management, general and administrative expenses is primarily attributable a $5.4 million reserve recorded for estimated litigation contingencies. Management, general and administrative expenses also includes one-time increases in salaries and benefits expense of approximately $1.3 million which include payments to former executives pursuant to the expiration of employment contracts and the payment of signing bonuses for a new management team effective July 1, 2012. In addition, management, general and administrative expense includes approximately $1.9 million of protective advances related to loan and other lending investments within our CDOs, and additional professional fees and other loan enforcement costs for the pending foreclosure of the LVH Hotel and Casino by the Company’s CDOs. Loan enforcement costs for assets financed in our CDOs are typically advanced by the Company and reimbursed as servicing advances once the loan is resolved. The amount owed from the CDOs to the Company for such advances is approximately $10.2 million as of September 30, 2012.

Gramercy Finance

Interest income is generated on the Company’s whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity interests and CMBS within the Company’s Gramercy Finance division. For the three months ended September 30, 2012, $27.2 million was earned on fixed rate investments and $8.5 million was earned on floating rate investments.

Other income of $2.9 million for the three months ended September 30, 2012 is primarily comprised of operating revenues from properties the Company owns through foreclosure.

7

The Company recorded a reduction in its net provision for loan losses of approximately negative $(16.4) million, or $(0.31) per diluted common share, for the quarter ended September 30, 2012 which included additional provisions of $1.5 million, offset by reversals of provisions of approximately $17.9 million due to improved credit of certain underlying collateral. By comparison, the Company’s net provision for loan loss was approximately $6.0 million, or $0.12 per fully diluted common share, for the prior quarter. The Company’s reserve for loan losses at September 30, 2012 was approximately $79.2 million, or approximately 25.1% of the unpaid principal balance, in connection with 8 separate loans with an aggregate carrying value of approximately $238.4 million. In addition, the Company recorded non-cash impairment charges for the three months ended September 30, 2012 of approximately $15.4 million related to nine CMBS investments deemed to be other-than-temporarily impaired with an aggregate carrying value of $77.5 million.

Substantially all of the Company’s debt investments and CMBS investments are owned in one or more of the Company’s three CDOs, except for the Company’s $19.3 million mezzanine loan to KBS in connection with the execution of the purchase agreement for the Bank of America Portfolio by the Company’s joint venture. As of September 30, 2012, debt investments owned by Gramercy Finance had an aggregate carrying value of approximately $919.0 million, net of loan loss reserves, impairments, unamortized fees and discounts totaling approximately $107.0 million. CMBS investments had an aggregate carrying value of approximately $891.7 million as of September 30, 2012, net of impairments, unamortized fees, fair value adjustments and discounts of approximately $300.8 million. The Company’s CMBS investments are classified as available-for-sale and accordingly, such CMBS investments are carried at fair value. Changes in fair value are not necessarily indicative of current or future changes in cash flow, which are based on actual delinquencies, defaults and sales of the underlying collateral, and therefore are not recognized in earnings. Changes in fair value are reflected in accumulated other comprehensive loss in the equity section of the Condensed Consolidated Balance Sheet. The Company continues to monitor all of its CMBS investments for other-than-temporary impairments. The fair value adjustment for the Company’s CMBS investments as of September 30, 2012 was approximately $(79.9) million as compared to a fair value adjustment of $(146.4) million in the preceding quarter.

Loan prepayments, partial repayments and scheduled amortization payments in Gramercy Finance’s portfolio aggregated $87.9 million for the three months ended September 30, 2012. As of September 30, 2012, there are no unfunded commitments associated with existing loans.

First mortgage loans remain the majority of Gramercy Finance’s debt portfolio, decreasing to 82.5% at September 30, 2012, compared to 83.1% as of June 30, 2012. The weighted average remaining term of Gramercy Finance's debt investment portfolio as of September 30, 2012 was 2.1 years compared to 2.3 years in the prior quarter. The weighted average remaining term of Gramercy Finance's combined debt and CMBS portfolio as of September 30, 2012 was 3.1 years compared to 3.3 years in the prior quarter.

8

The aggregate carrying values, allocated by investment type, and weighted average yields of Gramercy Finance’s debt and CMBS investments, as of September 30, 2012 and December 31, 2011 were as follows (dollar amounts in thousands):

	Carrying Value (1)		Allocation by Investment Type		Fixed Rate Average Yield		Floating Rate Average Spread over LIBOR (2)
	2012	2011	2012	2011	2012	2011	2012	2011
Whole loans, floating rate	$583,468	$689,685	63.4%	63.8%	-	-	348 bps	331 bps
Whole loans, fixed rate	175,642	202,209	19.1%	18.7%	8.45%	8.35%	-	-
Subordinate interests in whole loans, floating rate	2,588	25,352	0.3%	2.3%	-	-	250 bps	575 bps
Subordinate interests in whole loans, fixed rate	93,350	89,914	10.2%	8.3%	10.30%	10.50%	-	-
Mezzanine loans, floating rate	21,017	46,002	2.3%	4.3%	-	-	705 bps	860 bps
Mezzanine loans, fixed rate	42,897	23,847	4.7%	2.2%	10.87%	10.34%	-	-
Preferred equity, floating rate	-	3,615	0.0%	0.3%	-	-	0 bps	234 bps
Preferred equity, fixed rate	-	1,295	0.0%	0.1%	0.00%	0.00%	-	-
Subtotal/ Weighted average	918,962	1,081,919	100.0%	100.0%	9.30%	9.08%	360 bps	370 bps
CMBS, floating rate	35,090	47,855	3.9%	6.2%	-	-	172 bps	96 bps
CMBS, fixed rate	856,563	727,957	96.1%	93.8%	8.42%	8.22%	-	-
Subtotal/ Weighted average	891,653	775,812	100.0%	100.0%	8.42%	8.22%	172 bps	96 bps
Total	$1,810,615	$1,857,731	100.0%	100.0%	8.65%	8.48%	350 bps	354 bps

(1)	Loans and other lending investments are presented net of unamortized fees, discounts reserves for loan losses, and other adjustments.

In September 2012, the Company, an affiliate of SL Green, and several other unrelated parties, recapitalized a portfolio of office buildings located in Southern California through the contribution of an existing preferred equity investment to a newly formed joint venture.  The investment in the joint venture is held in the Company’s CDOs and had a carrying value of $10.4 million as of September 30, 2012.

At September 30, 2012, Gramercy Finance had one whole loan with a carrying value of $51.4 million classified as non-performing. At September 30, 2012, the Company had two whole loans with an aggregate carrying value of $23.3 million and one subordinate interest in a whole loan with an aggregate carrying value of $3.0 million classified as sub-performing.

During the third quarter of 2012, Gramercy Finance made no acquisitions and originated one loan, the KBS mezzanine loan in connection with the acquisition of the Bank of America Portfolio from KBS.

9

Gramercy Realty

Summarized in the table below are key property portfolio statistics for Gramercy Realty’s owned portfolio as of September 30, 2012 and December 31, 2011:

	Number of Properties		Rentable Square Feet		Occupancy
Properties	September 30, 2012	December 31, 2011	September 30, 2012	December 31, 2011	September 30, 2012	December 31, 2011
Branches	31	41	209,578	261,732	32.1%	28.9%
Office Buildings	13	15	362,492	491,084	46.0%	44.7%
Total	44	56	572,070	752,816	40.9%	39.2%

In addition to its owned portfolio, Gramercy Realty also manages approximately $1.9 billion of real estate assets, or the KBS Portfolio, that were transferred to affiliates of KBS Real Estate Investment Trust, Inc., or KBS, pursuant to the Settlement Agreement executed in September 2011. The KBS Portfolio is comprised of 514 bank branches, 273 office buildings and one land parcel. As of September 30, 2012, the KBS Portfolio aggregated approximately 20.1 million rentable square feet.

Rental revenues and operating expense reimbursements are primarily comprised of revenue earned on the portfolio of 44 properties owned by Gramercy Realty as of September 30, 2012.

For the third quarter 2012, Gramercy Realty’s rental revenues totaled approximately $0.6 million, as compared to prior quarter’s rental revenues of approximately $0.6 million, inclusive of reclassification adjustments for discontinued operations.

In addition for the third quarter 2012, Gramercy Realty earned fee revenues of $8.8 million in property management, asset management and administrative fees pursuant to the management agreement with an affiliate of KBS for the KBS Portfolio. Related operating expenses for the owned and managed portfolio aggregated approximately $6.3 million as compared to prior quarter’s operating expenses of approximately $6.4 million, inclusive of reclassification adjustments for discontinued operations.

Dividends

Beginning with the third quarter of 2008, the Company’s Board of Directors elected not to pay a dividend on the Company’s common stock. The Company’s Board of Directors also elected not to pay the Series A preferred stock dividend of $0.50781 per share beginning with the fourth quarter of 2008. In the early stages of the implementation of the Company’s new business strategy, the Company will seek to maximize capital available for investment and, therefore, expects to continue its policy of not paying dividends on its preferred or common stock. The Company expects, however, that as the new business strategy is implemented and sustainable cash flows grow, the Company will re-evaluate its dividend policy with the intention of resuming dividends to stockholders. In accordance with the provisions of the Company’s charter, the Company may not pay any dividends on its common stock until all accrued dividends and the dividend for the then current quarter on the Series A preferred stock are paid in full.

Company Profile

Gramercy Capital Corp. is a self-managed, integrated commercial real estate investment and asset management company. The Company’s Gramercy Realty division currently manages approximately $1.9 billion of commercial properties leased primarily to regulated financial institutions and affiliated users throughout the United States. The Gramercy Finance division manages approximately $1.8 billion of whole loans, bridge loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities which are financed through three non-recourse CDOs, and whose The Company is headquartered in New York City and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina, and St. Louis, Missouri.

To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gkk.com or contact Investor Relations at 212-297-1000.

10

Conference Call

The Company's executive management team will host a conference call and audio webcast on Thursday, November 8, 2012, at 2:00 PM EDT to discuss third quarter 2012 financial results.

The live call will be webcast in listen-only mode on the Company’s website at www.gkk.com and on Thomson’s StreetEvents Network. The presentation may also be accessed by dialing (888) 771-4371 - Domestic or (847) 585-4405 - International, using pass code ”GRAMERCY”.

A replay of the call will be available from November 8, 2012 at 4:30 PM EDT through November 11, 2012 at 11:59 PM EDT by dialing (888) 843-7419 - Domestic or (630) 652-3042 - International, using pass code 4726 3729#.

Disclaimer

Non GAAP Financial Measures

The Company has used non-GAAP financial measures as defined by SEC Regulation G in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 15 of this release. (GKK-EN)

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including those listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's filings with the SEC.

11

Selected Financial Data:

Gramercy Capital Corp.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(Unaudited, dollar amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues:
Interest income	$35,682	$39,185	$110,477	$119,444
Less: Interest expense	19,734	20,286	60,297	60,898
Net interest income	15,948	18,899	50,180	58,546
Other revenues:
Management fees	8,833	1,045	26,762	1,045
Rental revenue	1,347	1,235	4,026	4,054
Operating expense reimbursements	395	340	1,120	1,098
Other income	2,939	12,785	6,831	35,335
Total revenues	29,462	34,304	88,919	100,078

Expenses:
Property operating expenses:
Real estate taxes	359	360	1,129	1,003
Utilities	363	439	1,229	1,425
Ground rent and leasehold obligations	214	142	784	566
Property and leasehold impairments	3,725	-	3,725	-
Direct billable expenses	14	-	50	4
Other property operating expenses	8,968	(985)	26,554	7,394
Total property operating expenses	13,643	(44)	33,471	10,392

Other-than-temporary impairment	4,246	25,589	60,662	31,499
Portion of impairment recognized in other comprehensive loss	11,126	(19,936)	(9,216)	(19,809)
Impairment on loans held for sale	-	-	1,000	-
Net impairment recognized in earnings	15,372	5,653	52,446	11,690
Depreciation and amortization	337	315	944	921
Management, general and administrative	17,106	9,995	35,745	23,478
Provision for / (recoveries of) loan loss	(16,372)	10,199	(7,838)	46,482
Total expenses	30,086	26,118	114,768	92,963

Income (loss) from continuing operations before equity in loss from joint venture and provision for taxes	(624)	8,186	(25,849)	7,115

Equity in net income from joint venture	31	29	88	90

Income (loss) from continuing operations before provision for taxes and gain on extinguishment of debt	(593)	8,215	(25,761)	7,205

Gain on extinguishment of debt	-	-	-	14,526
Provision for taxes	39	-	(3,379)	(73)

Net income (loss) from continuing operations	(554)	8,215	(29,140)	21,658

Net income (loss) from discontinued operations	(2,336)	8,754	(5,816)	16,948
Gain on settlement of debt	-	128,951	-	128,951
Net gains from disposals	-	162	11,996	2,536

Net income (loss) from discontinued operations	(2,336)	137,867	6,180	148,435

Net income (loss) attributable to Gramercy Capital Corp.	(2,890)	146,082	(22,960)	170,093

Accrued preferred stock dividends	(1,790)	(1,790)	(5,370)	(5,370)

Net income (loss) available to common stockholders	$(4,680)	$144,292	$(28,330)	$164,723

Basic earnings per share:
Net income (loss) from continuing operations, net of preferred stock dividends	$(0.05)	$0.12	$(0.67)	$0.33
Net income (loss) from discontinued operations	(0.04)	2.74	0.12	2.96
Net income (loss) available to common stockholders	$(0.09)	$2.86	$(0.55)	$3.29

Diluted earnings per share:
Net income (loss) from continuing operations, net of preferred stock dividends	$(0.05)	$0.02	$(0.66)	$0.22
Net income (loss) from discontinued operations	(0.04)	2.81	0.12	3.03
Net income (loss) available to common stockholders	$(0.09)	$2.83	$(0.54)	$3.25

Basic weighted average common shares outstanding	52,308,653	50,382,542	51,328,443	50,125,875

Diluted weighted average common shares and common share
equivalents outstanding	52,308,653	50,954,776	51,328,443	50,708,486

Other comprehensive income:
Unrealized gain (loss) on available for sale securities and derivative instruments:
Unrealized holding gains (losses) arising during period	$63,455	$(180,337)	$170,800	$(256,641)

Other comprehensive income (loss)	63,455	(180,337)	170,800	(256,641)

Comprehensive income (loss) attributable to Gramercy Capital Corp.	60,565	(34,255)	147,840	(86,548)

Comprehensive income (loss) attributable to common stockholders	$58,775	$(36,045)	$142,470	$(91,918)

12

Gramercy Capital Corp.

Condensed Consolidated Balance Sheets

(Unaudited, dollar amounts in thousands, except per share data)

	September 30,	December 31,
	2012	2011
Assets:
Real estate investments, at cost:
Land	$10,380	$11,915
Building and improvements	26,965	30,603
Other real estate investments	20,318	20,318
Less: accumulated depreciation	(2,865)	(2,722)
Total real estate investments, net	54,798	60,114

Cash and cash equivalents	175,058	163,629
Restricted cash	90	93
Loans and other lending investments, net	19,412	828
Investment in joint ventures	295	496
Assets held-for-sale, net	-	32,834
Tenant and other receivables, net	5,779	2,829
Derivative instruments, at fair value	-	6
Acquired lease assets, net of accumulated amortization of $356 and $342	358	477
Deferred costs, net of accumulated amortization of $3,399 and $4,899	910	1,961
Other assets	5,035	4,141
Subtotal	261,735	267,408

Assets of Consolidated Variable Interest Entities ("VIEs"):
Real estate investments, at cost:
Land	7,887	21,967
Building and improvements	4,534	4,205
Less: accumulated depreciation	(358)	(261)
Total real estate investments directly owned	12,063	25,911

Cash and cash equivalents	159	96
Restricted cash	69,813	34,122
Loans and other lending investments, net	899,550	1,081,091
Commercial mortgage-backed securities - available for sale	891,653	775,812
Investment in joint ventures	10,438	-
Assets held-for-sale, net	18,514	10,131
Derivative instruments, at fair value	205	913
Accrued interest	26,032	28,660
Deferred costs, net of accumulated amortization of $33,915 and $31,498	6,597	9,086
Other assets	39,554	25,100
Subtotal	1,974,578	1,990,922

Total assets	$2,236,313	$2,258,330

13

Gramercy Capital Corp.

Condensed Consolidated Balance Sheets

(Unaudited, dollar amounts in thousands, except per share data)

	September 30,	December 31,
	2012	2011
Liabilities and Equity (Deficit):
Liabilities:
Accounts payable and accrued expenses	$9,275	$14,992
Dividends payable	28,647	23,276
Deferred revenue	2,232	2,392
Below-market lease liabilities, net of accumulated amortization of $1,349 and $1,189	1,745	1,905
Liabilities related to assets held-for-sale	-	1,459
Other liabilities	590	627
Subtotal	42,489	44,651

Non-Recourse Liabilities of Consolidated VIEs:
Collateralized debt obligations	2,288,606	2,468,810
Accounts payable and accrued expenses	9,723	4,554
Accrued interest payable	3,548	3,729
Deferred revenue	85	88
Liabilities related to assets held-for-sale	186	249
Derivative instruments, at fair value	183,742	175,915
Other liabilities	1,072	764
Subtotal	2,486,962	2,654,109

Total liabilities	2,529,451	2,698,760

Commitments and contingencies	-	-

Equity (Deficit):
Common stock, par value $0.001, 100,000,000 shares authorized, 54,629,487 and 51,086,266 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively.	52	50
Series A cumulative redeemable preferred stock, par value $0.001, liquidation preference $88,146, 4,600,000 shares authorized, 3,525,822 shares issued and outstanding at September 30, 2012 and December 31, 2011.	85,235	85,235
Additional paid-in-capital	1,085,420	1,080,600
Accumulated other comprehensive loss	(270,139)	(440,939)
Accumulated deficit	(1,194,609)	(1,166,279)
Total Gramercy Capital Corp. stockholders' equity (deficit)	(294,041)	(441,333)
Non-controlling interest	903	903
Total equity (deficit)	(293,138)	(440,430)
Total liabilities and equity (deficit)	$2,236,313	$2,258,330

14

Gramercy Capital Corp.

Reconciliation of Non-GAAP Financial Measure

(Unaudited, dollar amounts in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net income (loss) available to common stockholders	$(4,680)	$144,292	$(28,330)	$164,723
Add:
Depreciation and amortization	1,192	18,274	4,246	58,862
FFO adjustments for joint ventures	67	737	201	2,929
Non-cash impairment of real estate investments	5,706	-	8,345	1,282
Less:
Non real estate depreciation and amortization	(948)	(1,807)	(3,464)	(5,437)
Gain on sale of real estate	-	(163)	(11,996)	(2,537)
Funds from operations	$1,337	$161,333	$(30,998)	$219,822

Funds from operations per share - basic	$0.03	$3.20	$(0.60)	$4.39

Funds from operations per share - diluted	$0.03	$3.17	$(0.60)	$4.34

The revised White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income (loss) (determined in accordance with GAAP), excluding impairment write-downs of investments in depreciable real estate and investments in in-substance real estate investments, gains or losses from debt restructurings and sales of depreciable operating properties, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs), less distributions to non-controlling interests and gains/losses from discontinued operations and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of our financial performance, or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it entirely indicative of funds available to fund our cash needs, including our ability to make cash distributions. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

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